As filed with the Securities and Exchange Commission on December 19, 2006

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HEELYS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3200 Belmeade, Suite 100	75-2880496
(State or other jurisdiction of incorporation or organization)	Carrollton, Texas 75006 (214) 390-1831	(I.R.S. Employer Identification No.)
(Address of principal executive offices)

HEELYS, INC.
2006 STOCK INCENTIVE PLAN

(Full title of the plan)

Michael G. Staffaroni
Chief Executive Officer and President
3200 Belmeade Drive, Suite 100

Carrollton, Texas  75006
(214) 390-1831

(Name and address and telephone number, including area code, of agent for service)

Copy of all communications to:

Robert Sarfatis, Esq.
Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, Texas 75201-4761
Phone: (214) 999-4245
Fax: (214) 999-3245

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	2,272,725 shares	$6.29	$14,283,851.50	$1,528.37

(1)             Pursuant to Rule 416 under the Securities Act of 1933, shares issuable upon any stock split, stock dividend or similar transaction with respect to these shares are also being registered hereunder.

(2)             Estimated solely for the purpose of calculating the registration fee, which has been computed in accordance with Rule 457(h) of the Securities Act, based on prices at which outstanding options may be exercised (as to 2,227,500 shares), plus the average of the high and low prices for the Common Stock as reported on the Nasdaq Global Market on December 11, 2006 (as to 45,225 shares for which the exercise price is not known).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.            Plan Information.*

Item 2.            Registrant Information and Employee Plan Annual Information.*

*The information required by Part I of Form S-8 is included in the Section 10(a) prospectus for the Heelys, Inc. 2006 Stock Incentive Plan (the “Plan”) and is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note in Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement:

 (1)                               our prospectus dated December 7, 2006 (Registration No. 333-137046), filed with the SEC on December 11, 2006, pursuant to Rule 424(b)(4) of the Securities Act, containing the consolidated financial statements for the fiscal year ended December 31, 2005, and for the nine-month period ended September 30, 2006;

(2)                                  all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in (1) above;

(3)                                  the description of our common stock contained in our Form 8-A/A, as filed with the SEC on December 6, 2006 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.   Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to (1) indemnify its directors and officers, as well as its other employees and agents, against expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred or paid by that person in connection with any threatened, pending or completed action, suit or proceeding in which that person is made a party because that person is or was a director, officer, employee or agent of the corporation, subject to certain limitations, and (2) advance the expenses incurred by its directors, officers, employees and agents before the final disposition of an action, suit or proceeding. Section 145 also provides that it is not exclusive of other rights to which persons seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested stockholders or otherwise. Article VIII of our By-Laws provides for mandatory indemnification of and advancement of expenses to our directors and officers to the maximum extent permitted by the Delaware General Corporation Law subject to limited exceptions, and authorizes our board of directors to grant indemnification and advance expenses to any of our other employees or agents to the same extent that we indemnify our directors and officers.

Our Certificate of Incorporation provides that, in accordance with Section 102(b)(7) of the Delaware General Corporation Law, our directors will not be liable for monetary damages for breach of their fiduciary duty as directors to our stockholders and us. This provision does not eliminate a director’s fiduciary duty, and in appropriate circumstances, equitable remedies like injunctive or other forms of non-monetary relief will remain available under Delaware law and each director will continue to be subject to monetary or other liability for breach of the director’s duty of loyalty to our stockholders or us, for acts or omissions not in good faith or involving intentional misconduct for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

We have entered into an indemnification agreement with each of our executive officers and directors, and we generally intend to enter into indemnification agreements with any new executive officers and directors in the future. The indemnification agreements provide our executive officers and directors with certain rights to and in connection with indemnification and advancement of expenses in addition to those provided for in our By-Laws. As provided in those indemnification agreements, we intend to maintain directors’ and officers’ insurance coverage to the extent such insurance is available on commercially reasonable terms, as determined by our board of directors. That insurance would protect our executive officers and directors against losses arising from any claim asserted against them and expenses incurred by them in those capacities, subject to certain exclusions and limits on the amount of coverage.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

5.1*	Opinion of Gardere Wynne Sewell LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Gardere Wynne Sewell LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (set forth on the signature pages of the Registration Statement).

99.1	Heelys, Inc. 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.16 to Heelys, Inc. Registration Statement on Form S-1 (No. 333-137046), filed with the SEC on September 1, 2006).

___________________________
*Filed herewith.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on the 19th day of December, 2006.

HEELYS, INC. (Registrant)
By:	/s/ Michael G. Staffaroni
Michael G. Staffaroni
Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Michael G. Staffaroni and Michael W. Hessong, and each of them (with full power in each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and to file with the SEC any and all amendments to this Registration Statement and any and all exhibits, certificates, and other documents in connection therewith, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date
/s/ Michael G. Staffaroni	Director, President and	December 19, 2006
Michael G. Staffaroni	Chief Executive Officer
(principal executive officer)

/s/ Michael W. Hessong	Vice President — Finance and	December 19, 2006
Michael W. Hessong	Chief Financial Officer,
Treasurer and Secretary
(principal financial and accounting officer)

/s/ Patrick F. Hamner	Chairman of the Board	December 19, 2006
Patrick F. Hamner

/s/ Roger R. Adams	Director	December 19, 2006
Roger R. Adams

/s/ Richard E. Middlekauff	Director	December 19, 2006
Richard E. Middlekauff

Signature	Title	Date

/s/ Samuel B. Ligon	Director	December 19, 2006
Samuel B. Ligon

/s/ William R. Thomas	Director	December 19, 2006
William R. Thomas

/s/ James T. Kindley	Director	December 19, 2006
James T. Kindley

INDEX TO EXHIBITS

Exhibit Number	Exhibit

5.1*	Opinion of Gardere Wynne Sewell LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Gardere Wynne Sewell LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (set forth on the signature pages of the registration statement).

99.1

Heelys, Inc. 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.16 to Heelys, Inc. Registration Statement on Form S-1 (No. 333-137046), filed with the Securities and Exchange Commission on September 1, 2006).

___________________________

*                    Filed herewith